UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 8, 2014

_________________________

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on May 8, 2014 to consider and vote on the matters listed below. The proposals are described in detail in the Proxy Statement filed with the Securities and Exchange Commission on April 11, 2014.

Proposal 1: Set the Board Size to Eight Directors and Election of Directors.

The proposal setting the size of the Board at eight directors was approved by our shareholders. Proxies were received as follows: 4,846,096 votes for, 57,896 votes against, no votes withheld, and 70 broker non-votes.

Based on the following votes, the individuals named below were each elected to serve as our directors until our next annual meeting of shareholders:

Name	Votes For	Votes Withheld	Broker Non-Votes
Anthony F. Holler, M.D.	4,629,965	5,954	306,477
Joseph D. Keegan, Ph.D.	4,629,984	5,935	306,477
Jeffrey L. Purvin	4,629,710	6,209	306,477
Clinton H. Severson	4,629,959	5,960	306,477
Lewis J. Shuster	4,629,027	6,892	306,477
Peter A. Thompson, M.D.	4,628,772	7,147	306,477
David G. Wang, M.D.	4,628,797	7,122	306,477
Jonathan J. Wang, Ph.D.	4,628,797	7,122	306,477

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.

The audit committee of the Board approved the appointment of PricewaterhouseCoopers, LLP, or PwC, as the Company’s independent registered accounting firm and the Board’s request to be authorized to set its remuneration.

Proxies were received as follows: 4,852,875 for, no votes against, 51,187 votes withheld, and no broker non-votes. The appointment of PwC was approved and the Board was authorized to fix its remuneration.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: May 8, 2014